Exhibit 23.2

Consent of KPMG LLP, Independent Registered Public Accounting Firm

The Board of Directors

Actuate Corporation:

We consent to the use of our report dated March 11, 2011, with respect to the consolidated balance sheet of Actuate Corporation and subsidiaries (the Company) as of December 31, 2010, the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2010 and the related financial statement schedule, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California

September 20, 2012